Amendment No. 2
to the
Agreement and Declaration of Trust
of
LoCorr Investment Trust

The undersigned officer of LoCorr Investment Trust, an Ohio business trust (the “Trust”), hereby certifies that the following resolution was duly adopted by a majority of the Board of Trustees of the Trust at a meeting duly called and held on April 11, 2013, acting pursuant to Article VII, Section 7.3 of the Agreement and Declaration of Trust of the Trust dated as of November 12, 2010 (the “Declaration”), and said resolution is in full force and effect as of the date hereof:

RESOLVED, that the first paragraph of Article IV, Section 4.2 of the Declaration be, and hereby is, amended by deleting such first paragraph of Article IV, Section 4.2 in its entirety, and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:

“Section 4.2. Establishment and Designation of Series or Classes.  Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate the following Series of Shares: the “LoCorr Managed Futures Strategy Fund,” the “LoCorr Long/Short Commodities Strategy Fund,” and the “LoCorr Long/Short Equity Fund” (each a “Fund” and together the “Funds”) and three Classes of each Fund: “Class A,” “Class C,” and “Class I”.  The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees, shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:”

Dated: April 15, 2013	Jon C. Essen
Jon C. Essen, Secretary

Amendment No. 3
to the
Agreement and Declaration of Trust
of
LoCorr Investment Trust

The undersigned officer of LoCorr Investment Trust, an Ohio business trust (the “Trust”), hereby certifies that the following resolution was duly adopted by a majority of the Board of Trustees of the Trust at a meeting duly called and held on November 18, 2013, acting pursuant to Article VII, Section 7.3 of the Agreement and Declaration of Trust of the Trust dated as of November 12, 2010 (the “Declaration”), and said resolution is in full force and effect as of the date hereof:

RESOLVED, that the first paragraph of Article IV, Section 4.2 of the Declaration be, and hereby is, amended by deleting such first paragraph of Article IV, Section 4.2 in its entirety, and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:

“Section 4.2. Establishment and Designation of Series or Classes.  Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate the following Series of Shares: the “LoCorr Managed Futures Strategy Fund,” the “LoCorr Long/Short Commodities Strategy Fund,” the “LoCorr Spectrum Income Fund,” and the “LoCorr Long/Short Equity Fund” (each a “Fund” and together the “Funds”) and three Classes of each Fund: “Class A,” “Class C,” and “Class I”.  The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees, shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:”

Dated: December 19, 2013	/s/ Jon C. Essen, Trustee, Treasurer and Secretary